Exhibit (d)(2)(iv)

May 1, 2009

Michael Gioffre

Senior Vice President

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3607

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated March 1, 2002 between ING Investments, LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING RussellTM Large Cap Growth Index Portfolio, ING RussellTM Large Value Index Portfolio, ING RussellTM Mid Cap Growth Index Portfolio, and ING Hang Seng Index Portfolio (collectively, the “Portfolios”), effective May 1, 2009, each a series of ING Variable Portfolios, Inc., upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached hereto.

The Amended Schedule A has also been updated to reflect the name change of ING Opportunistic LargeCap Value Portfolio to ING Opportunistic LargeCap Portfolio, the name change of ING Russell™ Global Large Cap Index 85% Portfolio to ING Russell™ Global Large Cap Index 75% Portfolio, the name change of ING VP Index Plus LargeCap Portfolio to ING Index Plus LargeCap Portfolio, the name change of ING VP Index Plus MidCap Portfolio to ING Index Plus MidCap Portfolio, the name change of ING VP Index Plus SmallCap Portfolio to ING Index Plus SmallCap Portfolio, and the name change of ING VP Small Company Portfolio to ING Small Company Portfolio.

Please signify your acceptance to act as Sub-Adviser for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co.

By:	/s/ Daniel F. Wilcox
Name:	Daniel F. Wilcox
Title:	Senior Vice President , Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC,

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee

ING Global Equity Option Portfolio	August 20, 2008	0.045%

ING Hang Seng Index Portfolio	May 1, 2009	0.27%

ING Index Plus LargeCap Portfolio	May 1, 2002	0.158%

ING Index Plus MidCap Portfolio	May 1, 2002	0.180%

ING Index Plus SmallCap Portfolio	May 1, 2002	0.180%

ING International Index Portfolio	March 4, 2008	0.1710% on all assets

ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.1395% on all assets

ING Opportunistic LargeCap Growth Portfolio	May 1, 2002	0.270%

ING Opportunistic LargCap Portfolio	May 1, 2002	0.270%

ING Russell™ Global Large Cap Index 75% Portfolio	August 20, 2008	0.21% on all assets

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Large Value Index Portfolio	May 1, 2009	0.2025%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.2025%

ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets

ING Small Company Portfolio	May 1, 2002	0.338%

ING U.S. Government Money Market Portfolio	October 31, 2008	0.158% on first $1 billion 0.146% on the next $2 billion 0.135% in excess of $3 billion

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

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